UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2014

HATTERAS FINANCIAL CORP.

(Exact name of registrant specified in its charter)

Maryland	1-34030	26-1141886
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Oakwood Drive

Suite 340

Winston Salem, North Carolina 27103

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (336) 760-9331

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2014, upon the recommendation of the compensation and governance committee, Vicki W. McElreath was appointed to the board of directors of Hatteras Financial Corp. (the “Company”), effective June 1, 2014, subject to re-election at the next annual meeting of the shareholders to be held in 2015. Ms. McElreath will also serve on the Company’s audit committee as an independent director.

Ms. McElreath served as a managing partner of PricewaterhouseCoopers LLP (“PwC”) from 1999 until her retirement in June 2006. She joined Price Waterhouse, one of the predecessor firms of PwC, in 1979 and was admitted to the partnership in 1990. Ms. McElreath has served as a director of Piedmont Natural Gas Company, Inc. (NYSE:PNY) since 2006 and as chair of its audit committee since 2008. She also has served as a director of RBC Bank (USA), a subsidiary of The Royal Bank of Canada, since 2012, and serves as chair of its audit and risk committees. In addition, she previously served as a director of RBC Bank, Inc., where she chaired its audit committee and served on its trust and compliance committees. Ms. McElreath is a Certified Public Accountant (inactive) and holds a bachelor’s degree in business administration from Georgia State University with a major in accounting.

Effective on June 1, 2014, Ms. McElreath will receive an initial grant of shares of restricted stock and will become eligible to receive the standard compensation provided by the Company to its other non-employee directors for services as a director. Additionally, in connection with Ms. McElreath’s appointment to the board of directors, the Company and Ms. McElreath will enter into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing directors. Ms. McElreath is not a party to any arrangement or understanding with any person pursuant to which she was appointed as a director nor is she a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HATTERAS FINANCIAL CORP.

By:	/s/ Kenneth A. Steele
Kenneth A. Steele
Chief Financial Officer, Treasurer and Secretary

Dated: May 20, 2014